Exhibit 16

July 11, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Terrapin 3 Acquisition Corporation's statements included in this Registration Statement on Amendment No 2. to Form S-1 dated July 11, 2014 and are in agreement with the statements contained therein concerning our firm in response to Item 304(a) of Regulation S-K.

Very truly yours,

Rothstein Kass